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                                                                 EXHIBIT (10)(g)

                      [Form of Retention Letter Agreements]

                                  July 20, 2004

[Dale Medford]
[Douglas M. Ventura]
[Michael J. Berry]
[Eleven Other Officers]
Mailstop: OHA2 03-80

Dear _______:

It is my pleasure to notify you that as of July 14, 2004 the Board of Directors of Reynolds & Reynolds has included you with a select group of key executives who will participate in the newly approved Retention Plan.

The reason you are included in this Retention Plan is that the Board and I feel the Reynolds executive team is strong and will be a key factor in moving us through the transition. Your contribution to this team is critical. We need you engaged in the business problems at hand and comfortable that your employment status is secure. This Plan, as described below, will provide that security to you so you can help set the stage for our future growth and accomplishments.

This Plan consists of two components, the retention award and the enhanced severance benefit. The retention award is a combination of cash and restricted shares that will be delivered to you on the date six months subsequent to our new CEO's first day of work. This award is contingent on your continued employment with Reynolds throughout the selection period for the new CEO and the following six month transition period.

Your award will be:

        Cash -                         [$125,000 in the case of Medford,
                                       Ventura and Berry]

        Restricted Stock Award -       [6,000 shares in the case of Medford,
                                       Ventura and Berry]

In addition, your severance benefit has been increased to provide you with additional benefits in case business conditions require you to be released, a change to your base pay, bonus potential (different than others at your current level), or geographic location. This increased benefit will begin now and be in effect through one year after the new CEO is hired and will provide you with 1 month/year of service with a one year minimum and a two year maximum.

Again, let me emphasize, your commitment to Reynolds and our commitment to you is mutual. As a team we can drive Reynolds to become the premier company we have the potential to be.

Thank you in advance for your dedication to getting it done.

Sincerely,

Phil Odeen

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                                 August 16, 2004

[To _______]
Mailstop:

Dear____:

This letter provides further details regarding the terms of your retention award and benefit described in my letter of July 20, 2004 [IN THE CASE OF MEDFORD, VENTURA AND BERRY: (the "retention letter"). Please note that a description of the benefits under this letter and the retention letter will be disclosed in the Company's 10-K for the fiscal year ended September 30, 2004, but your individual letter will not be filed. Your award will be further described in the 2005 proxy statement, including the amount of cash and restricted stock to be awarded to you.]

[IN THE CASE OF MEDFORD, VENTURA AND BERRY: Under the securities laws, a grant of restricted stock, even though not vested, is considered an acquisition of stock. Therefore, you will also be required to file a Form 4 by the end of the business day on August 18th. Stock Plan Administration will file the Form 4 on your behalf.]

As you know, the Plan consists of two components, the retention award and the enhanced severance benefit. The effective date of both is August 16, 2004. The retention award is a combination of cash and restricted stock. The restricted stock award will be issued pursuant to The Reynolds and Reynolds Company 2004 Executive Stock Incentive Plan.

As a point of clarification, for purposes of the enhanced severance benefit, the following applies:

- A "change in control" will not, in and of itself, be deemed a "business condition" that entitles you to the enhanced severance benefit. [IN THE CASE OF MEDFORD, VENTURA, BERRY AND TWO OTHER OFFICERS: Moreover, if you are a party to a change of control agreement or other arrangement with the company and a change of control occurs after the company's hiring of a new CEO and, as a result of the change in control, you are released, you will be entitled to receive only that benefit, if any, under the change of control agreement or arrangement and will not be entitled to receive the enhanced severance benefit.]

- In determining whether a "change to your base pay" or "bonus potential" has occurred, the company will look to the amount of your base pay or potential bonus in effect immediately preceding August 16, 2004.

- A change in "geographic location" will not be deemed to occur for purposes of receiving the enhanced severance benefit if the change results from your request.

- You will not be entitled to the enhanced severance benefit upon your death, disability (unless short-term disability), voluntary termination, or, in any case, as a result of a termination for cause.

As a team we can drive Reynolds to become the premier company we have the potential to be. Thank you in advance for your dedication to getting it done.

Sincerely,
Phil Odeen